Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Goodrich Petroleum Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-70840, No. 333-121560, No. 333-129642, and No. 333-133431) on Form S-3 and (No. 333-01077, No. 333-120425, No. 333-120427, and No. 333-138156) on Form S-8 of Goodrich Petroleum Corporation of our report dated March 14, 2007, except for the effects of discontinued operations, as discussed in Note 12, which is as of August 6, 2007, with respect to the consolidated balance sheets of Goodrich Petroleum Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, stockholders’ equity and comprehensive income (loss), and for each of the years in the three-year period ended December 31, 2006, which report appears in the Form 8-K of Goodrich Petroleum Corporation dated August 7, 2007.
Our report also refers to a change in the method of accounting for share-based payments in 2006.
KPMG, LLP
New Orleans, Louisiana
August 6, 2007